Exhibit 99.1

COOPER-STANDARD AUTOMOTIVE ANNOUNCES EXCHANGE OFFER

FOR ITS 8 1/2 PERCENT SENIOR NOTES DUE 2018

NOVI, Mich. – Jan. 6, 2011 - Cooper-Standard Automotive Inc. today announced that it is offering to exchange up to $450 million of its outstanding 8 1/2 percent Senior Notes due 2018 (the “Outstanding Notes”) for up to $450 million of its new 8 1/2 percent Senior Notes due 2018 (the “Exchange Notes” and, together with the Outstanding Notes, the “Notes”) that have been registered under the Securities Act of 1933, as amended.

The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to those of the Outstanding Notes, except that the Exchange Notes will not have securities law transfer restrictions and are not entitled to certain registration rights relating to the Outstanding Notes and the Exchange Notes and will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

The exchange offer will expire at midnight, New York City time on Feb. 4, 2011, unless extended by Cooper-Standard Automotive. Valid tenders of the Outstanding Notes must be made, and may be withdrawn at any time, before the exchange offer expires.

U.S. Bank National Association, the trustee under the indenture governing the Notes, is serving as the exchange agent in connection with the exchange offer. Persons with questions regarding the exchange offer should contact U.S. Bank National Association at (800) 934-6802. Requests for documents relating to the exchange offer should be directed to U.S. Bank National Association.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The exchange offer is being made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 19,000 people globally and operates in 18 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the inability to compare the company’s financial condition or results historically due to fresh start accounting; the company’s emergence from bankruptcy will reduce or eliminate certain tax benefits; the company’s emergence from bankruptcy may adversely effect its operations going forward; uncertainty related to the company’s ability to generate sufficient cash to service indebtedness and meet dividend obligations; disruptions in financial markets may adversely impact availability and cost of consumer credit and impact volumes; the company’s dependence on the automotive industry; availability and cost of raw materials; the uncertainty of the company’s ability to meet significant increases in demand; the company’s dependence on certain major customers; competition in the industry; sovereign and other risks related to the company conducting operations outside the United States; the uncertainty of the company’s ability to achieve expected cost reduction savings; the company’s exposure to product liability and warranty claims; labor conditions; escalating pricing pressures from customers; the company’s ability to meet customers’ needs for new and improved products in a timely manner; the company’s ability to attract and retain key personnel; potential conflicts of interests between owners and the company; the company’s legal rights to its intellectual property portfolio; the company’s underfunded pension plans; environmental and other regulations; the possibility that the company’s acquisition strategy will not be successful; and the possibility of impairment charges relating to goodwill and long-lived assets. There may be other factors that may cause the company’s actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update.

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Investor Contact:	Media Contact:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
Vice President and Corporate Treasurer	Vice President, Corporate Communications
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	swenzl@cooperstandard.com